EXHIBIT 99.1

ZAP Completes 51% Acquisition of China’s Jonway Automobile, Cathaya Capital Funded US$36 Million in Total

New U.S.-China Automaker Aims at Emerging Electric Car Market

SANTA ROSA, California (January 25) – Electric vehicle market pioneer ZAP (OTC BB: ZAAP) announced today that it has completed its acquisition of 51 percent of the capital stock of Zhejiang Jonway Automobile Co. Ltd. of Sanmen, Zhejiang, China.   Cathaya Capital LP has funded the aggregate amount of US$36 million.

 The final payment of US$19 million related to the acquisition was made on January 21, 2011 with the funding from Cathaya Capital.  Total cash payment for the acquisition of 51% of Jonway Automobile was US$30,030,000.

With ZAP’s electric vehicle (EV) technology expertise and international experience, the combined company intends to build the necessary production platform to address the Chinese EV market. The newly combined company, to be renamed ZAP Jonway, will leverage Jonway Auto’s SUV A380, as well as its established distribution channels to the Chinese market with over 90 direct dealers to manufacture and sell the SUVs powered by ZAP’s electric drive train.  ZAP Jonway’s electric vehicle sales will benefit from the 60,000 RMB (approximately US$9000) government incentives granted to electric car buyers.

Jonway Automobile anticipates vehicl sales for its gasoline A380 SUV will increase by 40 percent in 2011.  In 2009, Jonway Automobile experienced sales of 4,000 SUVs, their first year of sale for the A380 SUVs, and in 2010 sales rose to over 7,000, each with a sales price of around US$11,000. ZAP Jonway is currently adding to its manufacturing production lines to deliver the A380 EV SUV by the anticipated date of June 2011 and ZAP’s ALIAS EV roadster by September 2011.

“Jonway Automobile’s revenues from selling its gasoline vehicles will help build the foundation for ZAP Jonway’s growth in the electric vehicle market, allowing ZAP to focus on further strengthening its EV technology, reinforced by Jonway’s manufacturing production expertise and ready market access to China,” said Dr. Priscilla Lu founder and manager of Cathaya Capital, a Cross Border Fund focused on China. Dr. Lu has served as Chairman of the Board for ZAP since September 2009.  Cathaya Capital has invested US$36 million in ZAP since September 2009 with the goal of completing this 51 percent acquisition of Jonway Automobile.

Jonway Automobile is ISO 9000 certified with over 3.6 million square feet of fully provisioned factory space on 141 acres of land

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP’s products, increased levels of competition, new products and technological changes, ZAP’s dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the ZAP’s periodic reports filed with the Securities and Exchange Commission.

Contact:

Alex Campbell
ZAP Jonway USA
+1-707-525-8658 x 241
acampbell@zapworld.com

Jessica Gao
ZAP Jonway China
+86 13511038395
juan.gao@zapworld.com